Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 25, 2020, is entered into by and among (i) Yao Wei （姚伟）, a Chinese individual with the ID No. ****** (the “Seller”), and (ii) Mininglamp Technology Group Limited, a company organized under the laws of HongKong (the “Purchaser”). The Seller and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Gridsum Holding Inc. (the “Company”) is a company incorporated in the Cayman Islands with limited liability whose American Depositary Shares (“ADSs”), are listed on the Nasdaq Stock Market under the symbol “GSUM”;

WHEREAS, the Seller legally and directly owns 1,363,500 ADSs (“Subject Securities”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Subject Securities.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Sale and Purchase of Securities

Section 1.1 Sale and Purchase of Securities. Upon the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest to the Subject Securities, free and clear of all Liens at an aggregate purchase price of US$ 1,022,625 (“Purchase Price”) by the Purchaser to the Seller.

Section 1.2 Closing Date. The sale and purchase of all Subject Securities as contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signature on a date to be determined by both Parties in writing and shall be within fifteen Business Days after the date of this Agreement, or at such other time, date and location as both Parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

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Section 1.3 Closing Deliveries by the Seller. At the Closing, the Seller shall take all actions and do all things necessary or advisable (including executing and delivering all necessary documents and instruments) to cause the depositary of the Company and/or The Depositary Trust Company to register the transfer of the Subject Securities and deliver the Subject Securities to the securities account of the Purchaser, which shall be notified to the Seller by the Purchaser at least five Business Days prior to the Closing Date.

ARTICLE II

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article II.

Section 2.1 Organization and Good Standing. The Seller is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 2.2 Title to the Subject Securities. The Seller is the record owner of the Subject Securities as of the date hereof and as of the Closing Date, free and clear of any and all Liens. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Securities, and other than this Agreement to which it is a party, there are no outstanding agreements or understandings to which the Seller is a party involving the purchase, sale or other acquisition or disposition of the Subject Securities or any interest therein. Upon consummation of the Closing as provided in Article I, the Purchaser will have good and valid title to the Subject Securities, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws) and the Subject Securities shall be fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of the Subject Securities. The sale of the Subject Securities pursuant to this Agreement is not subject to preemptive or other similar rights.

ARTICLE III

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, when executed and delivered by the Purchaser, assuming due authorization, execution and delivery by the Seller, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

ARTICLE IV

Condition to the Closing

Section 4.1 Conditions to Obligations of The Purchaser. The obligations of the Purchaser to purchase and pay for the Subject Securities as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a) The representations and warranties of the Seller contained in Article II of this Agreement shall have been true and correct on the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b) The Seller shall have performed and complied with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c) All corporate and other actions required to be taken by the Seller in connection with the sale of the Subject Securities shall have been completed.

Section 4.2 Conditions to Obligations of the Seller. With respect to the Purchaser, the obligation of the Seller to sell and transfer the Subject Securities as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Purchaser contained in Article III of this Agreement shall have been true and correct on the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b) The Purchaser shall have performed and complied with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Subject Securities shall have been completed.

ARTICLE V

Covenants and Additional Agreements

Section 5.1 Further Assurances. Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 5.2 Confidentiality and Publicity.

(a) Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Parties, or relating to the transactions contemplated hereby, other than to their respective Affiliates, and their Affiliates’ agents, professional advisors, representatives, employees, existing and potential financing sources and investors, officers and directors who need to know such confidential information, (ii) in the event that any Party or any agent, professional advisor, representative, Affiliate, employee, financing source, investor, officer or director of such Party becomes legally compelled to disclose any such information (except for information that is required to be disclosed in any filing or reporting required under applicable securities law, including any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto and including any rule or regulation of any national securities exchange), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 6.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waives compliance with this Section 6.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 5.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Seller) or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

ARTICLE VI

Indemnification

Section 6.1 Survival of Representations, Warranties and Covenants. The representations and warranties set forth under Article II and Article III shall survive the Closing indefinitely provided that no dispute, controversy or claim shall be brought by one Party against the other Party based on the breach of Article II or Article III, as the case maybe, happened after the Closing. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement. Neither the period of survival nor the liability of any Party with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or any other Party.

ARTICLE VII

Miscellaneous

Section 7.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses, governmental or non-governmental, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 7.2 Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction.

Section 7.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Seller, and one arbitrator shall be appointed by the Purchaser. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.

Section 7.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Seller. Each Party’s rights and remedies under this Agreement are not waived, lost, impaired or limited by any (a) failure to exercise them, (b) delay in exercising them, (c) exercise of them (once or in part only) or (d) exercise of other rights and remedies.

Section 8.5 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect.

Section 8.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Seller:

By	/s/Yao Wei
Name:	Yao Wei （姚伟）

Purchaser: Mininglamp Technology Group Limited

By	/s/Minghui Wu
Name:	Minghui Wu
Capacity:	Director